UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (636) 474-5000 (Address of principal executive offices)	63376 (Zip Code)
(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2012, at a meeting of the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”), each of John Marren and William E. Stevens advised the Company that he would retire from his position as a director of the Company effective December 31, 2012. Mr. Marren has been a member of the Company's Board of Directors since 2001, serving as Chairman of the Board since that time. Mr. Stevens also has served since 2001, and is the Chairman of the Audit Committee. Neither Mr. Marren's nor Mr. Stevens' announced retirement was due to any disagreement with the Company on any matter.

In light of these impending departures from the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board of Directors has appointed Emmanuel Hernandez, who has served on the Company's Board since 2009, to serve as Chairman of the Board upon Mr. Marren's retirement, and Marshall Turner, who has served on the Company's Board since 2007, to serve as Chairman of the Audit Committee upon Mr. Stevens' retirement.

The Company issued a press release on December 27, 2012, announcing these changes to the Board of Directors. A copy of that press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits            Item
99.1            Press release dated December 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	December 28, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Number	Item
99.1	Press release dated December 27, 2012.